UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported)  January 20, 2005

SIMTROL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10927	58-2028246
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Norcross Parkway, Norcross, Georgia		30071
(Address of principal executive offices)		(Zip Code)

(770) 242-7566
Registrant’s telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4

ITEM 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 20, 2005, the Board of Directors of Simtrol, Inc. (the “Company”) voted to expand the size of its Board from five to seven members, and elected Adam Senter and Thomas Stallings as new directors to fill the vacancies.

Mr. Senter’s 23-year corporate career includes leadership experience in both large and small public companies. His successful years at IBM included sales, marketing, management and executive positions in information processing, corporate learning, consulting and technology organizations with both domestic and international scopes. He was a key member of the team that rapidly developed IBM’s Interactive Media capabilities into a highly profitable, industry-leading unit. As Executive Vice President and Group President at Provant, Inc., Mr. Senter upgraded strategies, organizations, personnel and processes while enhancing operational efficiency and effectiveness. Mr. Senter has relevant experience in strategic planning, corporate governance, company operations, strategic partnerships and mergers and acquisitions. Mr. Senter currently resides in the Atlanta area where he remains involved as an advisor to and member of several private businesses.

Mr. Stallings is currently the Chief Executive Officer and a Director of Internet Commerce Corporation (NASDAQ: ICCA), a provider of Internet-based e-commerce solutions for the business-to-business market. He joined ICC in December 2003 as Chief Operating Officer and was appointed CEO in April 2004 and Director in June 2004. For a period of seven years prior to joining ICC, Mr. Stallings was involved with the management of several venture capital backed technology companies, all of which were successfully sold to larger organizations or investors. Mr. Stallings also worked for IBM for 23 years where he progressed through positions of increasing responsibility in sales and management. During his last four years at IBM, Mr. Stallings was the General Manager of IBM PC Direct, a start-up business unit that grew to $500M in revenues under his supervision. Following IBM, Mr. Stallings joined the Oracle Corporation as an Area Vice President.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIMTROL, INC.
By: /s/ Richard W. Egan
Richard W. Egan
President and Chief Financial Officer
Dated: January 24, 2005